Exhibit 5.1
Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
September 13, 2010
Liberty Mutual Agency Corporation
10 St. James Avenue
Boston, Massachusetts 02116

Re:	Liberty Mutual Agency Corporation Registration Statement on Form S-1 (File No. 333-166671)
Ladies and Gentlemen:
     We have acted as special counsel to Liberty Mutual Agency Corporation, a Delaware corporation (the “Company”), in connection with the initial public offering by the Company of up to 64,309,000 shares (the “Firm Shares”) of the Company’s class A common stock, par value $0.01 per share (the “Common Stock”) and the sale by Liberty Insurance Holdings, Inc., a Delaware corporation (the “Selling Stockholder”), of up to 6,430,900 shares of Common Stock if and to the extent the Underwriters (as defined below) exercise an over-allotment option granted by the Selling Stockholder (the “Over-Allotment Shares”). Upon any exercise of this option, we understand that the Selling Stockholder will satisfy its share delivery obligations by delivering to the transfer agent and registrar for the Common Stock a number of shares (the “Class B Shares”) of the Company’s class B common stock, par value $0.01 per share (the “Class B Common Stock”), equal to the number of shares of Common Stock covered by the option exercise. Upon registration of the delivery of such shares to the transfer agent, such shares of Class B Common Stock will, by their terms pursuant to the Charter (as defined below), automatically convert (the “Automatic Conversion”) into an equal number of shares of Common Stock.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-1 (File No. 333-166671) of the Company relating to the Shares as filed on May 10, 2010 with the United States Securities and Exchange Commission (the “Commission”) under the Act; (ii) Pre-Effective Amendments No. 1 through No. 5 thereto (such Registration Statement, as so amended, being hereinafter referred to as the “Registration Statement”); (iii) the form of

Liberty Mutual Agency Corporation
September 13, 2010
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Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and among the Company, the Selling Stockholder, and Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein (the “Underwriters”), as filed as Exhibit 1.1 to the Registration Statement; (iv) a specimen certificate representing the Common Stock; (v) a copy of the stock certificate representing the 6,430,900 shares of Class B Common Stock registered in the name of the Selling Stockholder; (vi) the Amended and Restated Certificate of Incorporation of the Company, as amended to date and currently in effect (the “Charter”); (vii) the Amended and Restated Bylaws of the Company, as amended to date and currently in effect; (viii) certain resolutions of the Board of Directors of the Company relating to the Firm Shares, the Over-Allotment Shares, the Charter and related matters; and (ix) certain resolutions of the Selling Stockholder relating to the Charter and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Selling Stockholder and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, the Selling Stockholder and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinion set forth in paragraph 2 below, we have assumed that the Company received adequate consideration for the shares of common stock, par value $1.00 per share, of the Company that were outstanding immediately prior to the reclassification of such shares into Class B Shares that was effected as a result of the filing of the Charter with the Secretary of State of the State of Delaware. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company, the selling stockholder and others and of public officials.
     Members of our firm are admitted to the bar in the State of New York and we do not express any opinion with respect to the laws of any jurisdiction other than Delaware corporate laws (including, to the extent applicable, the Delaware constitution and judicial decisions), and we do not express any opinion as to the effect of any other laws on the opinion herein stated.
     Based upon and subject to the foregoing, we are of the opinion that:
     1. When (i) the Registration Statement becomes effective under the Act; (ii) the Underwriting Agreement has been duly executed and delivered; and (iii) certificates representing the Firm Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and

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September 13, 2010
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have been delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement at a price per share not less than the per share par value of the Common Stock, the issuance and sale of the Firm Shares will have been duly authorized, and the Firm Shares will be validly issued, fully paid and nonassessable.
     2. The Over-Allotment Shares have been duly authorized and, upon any issuance thereof in the Automatic Conversion, such Over-Allotment Shares will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours, /s/ Skadden, Arps, Slate, Meagher & Flom LLP Skadden, Arps, Slate, Meagher & Flom LLP